Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-191998

August 3, 2015

Celgene Corporation

Pricing Term Sheet

August 3, 2015

2.125% Senior Notes due 2018

2.875% Senior Notes due 2020

3.550% Senior Notes due 2022

3.875% Senior Notes due 2025

5.000% Senior Notes due 2045

Issuer:	Celgene Corporation

Expected Ratings (Moody’s / S&P)*:	Baa2 (Stable) / BBB+ (Stable)

Type of Transaction:	SEC Registered

Trade Date:	August 3, 2015

Expected Settlement Date**:	August 12, 2015 (T+7)

Title:	2.125% Senior Notes due 2018
2.875% Senior Notes due 2020
3.550% Senior Notes due 2022
3.875% Senior Notes due 2025
5.000% Senior Notes due 2045

Principal Amount:	2018 Notes: $1,000,000,000
2020 Notes: $1,500,000,000
2022 Notes: $1,000,000,000
2025 Notes: $2,500,000,000
2045 Notes: $2,000,000,000

Maturity Date:	2018 Notes: August 15, 2018
2020 Notes: August 15, 2020
2022 Notes: August 15, 2022
2025 Notes: August 15, 2025
2045 Notes: August 15, 2045

Coupon (Interest Rate):	2018 Notes: 2.125% per annum
2020 Notes: 2.875% per annum
2022 Notes: 3.550% per annum
2025 Notes: 3.875% per annum
2045 Notes: 5.000% per annum

Price to Public:	2018 Notes: 99.994%
2020 Notes: 99.819%
2022 Notes: 99.729%
2025 Notes: 99.034%
2045 Notes: 99.691%

Yield to Maturity:	2018 Notes: 2.127%

2020 Notes: 2.914%
2022 Notes: 3.594%
2025 Notes: 3.993%
2045 Notes: 5.020%

Benchmark Treasury:	2018 Notes: 0.875% due July 15, 2018
2020 Notes: 1.625% due July 31, 2020
2022 Notes: 2.000% due July 31, 2022
2025 Notes: 2.125% due May 15, 2025
2045 Notes: 2.500% due February 15, 2045

Spread to Benchmark Treasury:	2018 Notes: + 115 basis points
2020 Notes: + 140 basis points
2022 Notes: + 170 basis points
2025 Notes: + 185 basis points
2045 Notes: + 215 basis points

Benchmark Treasury Yield:	2018 Notes: 0.977%
2020 Notes: 1.514%
2022 Notes: 1.894%
2025 Notes: 2.143%
2045 Notes: 2.870%

Interest Payment Dates:	February 15 and August 15, commencing February 15, 2016

Optional Redemption:	2018 Notes: T + 20 basis points at any time
2020 Notes: T + 20 basis points at any time
2022 Notes: T + 25 basis points at any time
2025 Notes: T + 30 basis points at any time prior to May 15, 2025 (three months prior to the maturity date); par call at any time on or after May 15, 2025
2045 Notes: T + 35 basis points at any time prior to February 15, 2045 (six months prior to the maturity date); par call at any time on or after February 15, 2045

Special Mandatory Redemption:	If the Receptos acquisition has not closed by July 14, 2016 or if an Acquisition Termination Event (as defined below) occurs, we will be required to redeem the notes (other than the 2025 notes), in whole but not in part, at a redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest on such notes to the date of redemption. An “Acquisition Termination Event” means either (1) the termination of the agreement and plan of merger with Receptos or (2) we determine in our reasonable judgment that the Receptos acquisition will not occur.

CUSIP / ISIN:	2018 Notes: 151020 AT1 / US151020AT12
2020 Notes: 151020 AQ7 / US151020AQ72
2022 Notes: 151020 AR5 / US151020AR55
2025 Notes: 151020 AS3 / US151020AS39
2045 Notes: 151020 AU8 / US151020AU84

Joint Book-Running Managers:	J.P. Morgan Securities LLC
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
Morgan Stanley & Co. LLC

Senior Co-Manager:	HSBC Securities (USA) Inc.

Co-Managers:	Mitsubishi UFJ Securities (USA), Inc.
Standard Chartered Bank

Junior Co-Managers:	PNC Capital Markets LLC
U.S. Bancorp Investments, Inc.

*Note: A security rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time. Each of the security ratings above should be evaluated independently of any other security rating.

**Note: We expect that delivery of the notes will be made against payment therefor on or about August 12, 2015, which will be the seventh business day following the date of the pricing of the notes (such settlement being referred to as “T+7”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next three succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+7, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their own advisors.

The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement and other documents the issuer has filed with the SEC and incorporated by reference in the prospectus and prospectus supplement for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling J.P. Morgan Securities LLC collect at 212-834-4533, Citigroup Global Markets Inc. at 1-800-831-9146, Deutsche Bank Securities Inc. at 1-800-503-4611 and Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.

This pricing term sheet supplements the preliminary form of prospectus supplement issued by Celgene Corporation on August 3, 2015 relating to its prospectus dated October 30, 2013.

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